Exhibit 10.1

SECOND AMENDMENT TO LEASE AGREEMENT

This SECOND AMENDMENT TO LEASE AGREEMENT (this Amendment) is made and entered into as of September 18, 2006 by and between TIAA Realty, Inc., a Delaware corporation (Landlord), and Educational Products, Inc., a Texas corporation (Tenant).

BACKGROUND:

A.	On or about April 15, 1999, Landlord and Tenant entered into a Lease Agreement for approximately 95,600 square feet of space (the Original Premises) located at 2155 Silber Road, Houston, Texas (the Building).

B.	Landlord and Tenant amended the above referenced Lease to reduce the Original Premises by approximately 41,950 square feet as of August 31, 2006 (the Reduction Premises) for a total area in the Original Premises of approximately 53,650 square feet of space (the Premises) pursuant to the First Amendment to Lease Agreement dated as of December 13, 2005, (the above-referenced lease as so amended is the Lease).

C.	Landlord and Tenant desire to further amend the Lease to, among other things, expand the Premises.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Capitalized Terms. All capitalized terms which are not otherwise defined herein shall have the meaning set forth in the Lease, as amended hereby.

2.	Expansion. Effective as of September 1, 2006 (the Expansion Effective Date), the Premises shall be expanded by approximately 16,200 square feet of space more fully described in Attachment A hereto (the Expansion Space), thereby enlarging the Premises from approximately 53,650 square feet of space to approximately 69,850 square feet of space (the Expansion Premises). Landlord and Tenant agree that on the Expansion Effective Date, the Expansion Premises will contain approximately 69,850 square feet of space. On the Expansion Effective Date, all references to the Premises in the Lease shall thereafter refer to the Expansion Premises as expanded in this Paragraph and Exhibit A to the Lease is deleted and replaced with Attachment A hereto.

3.	Base Rent. From the Expansion Effective Date through December 31, 2010, the Base Rent payable under the terms and conditions of the Lease is as follows:

9/1/06 – 12/31/08	$24,440.99
1/1/09 – 12/31/10	$25,146.00

Tenant shall continue to pay all other amounts payable under the Lease.

4.	Acceptance of Expansion Premises. Tenant accepts the Expansion Premises in their “AS-IS” condition and Landlord shall have no obligation to improve, repair, restore or refurbish the Expansion Premises except as otherwise specifically provided in this Amendment. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty, except as otherwise expressly provided in this Amendment, with respect to the Expansion Premises or any other portion of the Building, including, without limitation, any representation or warranty with respect to the suitability or fitness of the Expansion Premises or any other portion of the Building for the conduct of Tenant’s business. Landlord does not intend to immediately construct a demising wall separating the Expansion Space from the remainder of the Reduction Space but reserves the right to build such a wall on the perimeter of the Expansion Premises at any time during the Term. Until such time as the demising wall is complete, Tenant shall continue to pay the proportionate share of electricity for the Reduction Premises and the Expansion Premises. Once the demising wall is complete, Tenant will only pay the proportionate share of electricity for the Expansion Premises. Construction of the demising wall will be performed by Landlord while Tenant occupies the Expansion Premises therefore Tenant acknowledges that it will have to vacate only those portions of the Expansion Premises where improvements are being made upon 5 business days notice from Landlord. Tenant is responsible for relocation and protection of its furniture, equipment, and other personal property during the installation of the improvements. Tenant and Landlord shall use commercially reasonable efforts to cooperate and coordinate with each other to minimize disruption of Landlord’s construction activities and of Tenant’s business operations in portions of the Expansion Premises where improvements are not being installed.

5.	Calculation of Charges. Tenant understands and accepts the methods of calculation for determining charges and amounts of assessed against Tenant under this Lease, and agrees that they comply with Section 93.012 (Assessment of Charges) of the Texas Property Code, as amended or succeeded from time to time. Tenant waives, to the fullest extent permitted by Applicable Law, all rights and benefits of Tenant under Section 93.012 of the Texas Property Code, as amended or succeeded from time to time.

6.	Brokerage; Mutual Indemnities.

a.	Tenant warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Amendment other than Transwestern Commercial Services and The Arledge Co. (collectively, Brokers). Tenant shall indemnify, defend, and hold Landlord harmless against all costs, expenses, attorneys’ fees, or other liability for commissions or other compensation or charges claimed by any broker or agent other than Brokers claiming by, through, or under Tenant with respect to this Amendment.

b.	Landlord warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Amendment other than Brokers. Landlord shall indemnify, defend, and hold Tenant harmless against all costs, expenses, attorneys’ fees, or other liability for commissions or other compensation or charges claimed by any broker or agent, including Brokers, claiming by, through or under Landlord with respect to this Amendment.

c.	Any brokerage commissions payable to Brokers are payable by Landlord pursuant to the terms of separate agreements between Landlord and Brokers.

7.	No Offsets. Tenant hereby represents to Landlord that to the best of Tenant’s knowledge, as of the date of this Amendment, Tenant has no defenses to or offsets against the full and timely payment and performance of each and every covenant and obligation required to be performed by Tenant under the terms of the Lease.

8.	Conflicts. The terms of this Amendment prevail if there is a conflict with the terms of the Lease.

9.	Headings. The headings or captions of the paragraphs in this Amendment are for convenience only and shall not act and shall not be implied to act to limit or expand the construction and intent of the contents of the respective paragraph.

10.	Binding Effect. This Amendment is binding upon and shall inure to the benefit of the parties and their respective successors and assigns (but this reference to assigns shall not be deemed to act as a consent to an assignment by Tenant).

11.	Ratification. The Lease, as amended and modified hereby, is ratified and confirmed by the parties as being in full force and effect.

EXECUTED as of the date first above written.

LANDLORD:

TIAA REALTY, INC.
a Delaware corporation

By:	TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation its Authorized Representatives

	By:	/s/ Leonard Balducci
	Print Name:	Leonard Balducci
	As Its:	Director

TENANT:

EDUCATIONAL PRODUCTS, INC.,
a Texas corporation

By:	/s/ Judith McGuinn
Print Name:	Judith McGuinn
As Its:	President